NRS

2009 S. Main St. Moscow, ID 83843
ph: 800-243-1677 fax: 877-567-7329

Addendum to NRS Authorized Dealer Agreement

THIS ADDENDUM ("Addendum") is entered into on this 3 day of Jan, 2011 by and between NORTHWEST RIVER SUPPLIES, INC. ("NRS"), located at 2009 South Main Street, Moscow, Idaho 83843, and Yummy Flies, Inc located at Yummyflies.Com ("Dealer").

RECITALS

A. NRS and Dealer entered into an Authorized Dealer Agreement dated ______________ (the "Dealer Agreement") whereby Dealer is authorized to sell NRS products at its retail location(s) specifically listed in the Dealer Agreement.

B. Pursuant to the terms of the Dealer Agreement, Dealer is not authorized to sell NRS products via the Internet.

C. NRS desires to grant Dealer, and Dealer desires to receive, authorization to sell NRS products via the Internet based on the terms and conditions contained herein.

NOW THEREFORE the parties agree as follows:

AGREEMENT

1. **Acknowledgment of Dealer Agreement:** The parties hereto acknowledge the existence of the Dealer Agreement and agree that except as modified by this Addendum, all remaining terms of the Dealer Agreement shall remain in full force and effect. All the terms and conditions of the Dealer Agreement are incorporated herein by reference and remain unaffected by this Addendum, except to the extent this Addendum grants the Dealer the authorization to sell products via the Internet. With the exception of the authorization granted hereunder for Internet sales, should any provisions of the Dealer Agreement and this Addendum conflict, the provisions of the Dealer Agreement will be controlling. This Addendum supersedes any previous addendum related to this subject matter.

2. **Authorized Internet Sales:** Dealer will have the right to offer and sell NRS products on the following website(s): ______________________________ ("Online Dealer's Website").

The authorization to sell via the Internet will be limited strictly to the website(s) identified above and to the products which Dealer has purchased for sale in its retail location(s). Said website(s) will exist as a freestanding, independent entity. NRS will have the right, in its sole discretion, to limit the NRS branded products sold on Dealer's website. For clarification, unless otherwise agreed to in writing, Dealer is only authorized to market, advertise and promote those NRS products that are actually in Dealer's current inventory and stock. Dealer is not authorized to market, advertise, promote or sell products not currently in Dealer's stock. Dealer shall not rely on special orders to fulfill sales not otherwise reflected in Dealer's current inventory and stock.

Dealer shall not market, advertise, offer to sell, sell and/or fulfill orders for NRS products from any other Website(s) or locations, including but not limited to auction web sites, with the exception of Amazon.com. For clarification, all sales of NRS products must be transacted through Authorized Dealer Website(s) only.

3. **Internet Sales Requirements/Qualifications:**

(a) Content and Advertising: The NRS logo and product images must be current, and displayed as provided on the NRS website.

(1) All content on Dealer's web pages featuring or mentioning NRS must be maintained to NRS' reasonable satisfaction, in accordance with the retail standards set forth in the Dealer Agreement and at NRS's reasonable instruction.

(2) Products must be represented using accurate images, and accompanied by the appropriate product description and technical specifications.

(3) Product descriptions and technical specifications for NRS products must be accurate and appropriate for each product. Dealer must update all product copy in a reasonable amount of time from being notified of changes.

(4) Product images and product descriptions may be obtained from www.nrsb2b.com and may be reproduced by Dealer on its website(s).

(5) Dealer agrees that it will not sell or display any products that infringe NRS' intellectual property rights, provided NRS notifies Dealer of such infringement and provides reasonable evidence of such.

(b) Website Standards: Online Dealer's Website must meet the following minimum standards or contain the following elements.

(1) Information Architecture: Clear design, high-quality navigation, search (including keyword and branch search) capabilities, and high-quality images. Easy site access to all consumer service telephone numbers, addresses, e-mail, hours of operation and return policies and process.

(2) Product Representation: Dealer will maintain a reasonable inventory of all products offered for sale on Dealer's website as determined in Dealer's sole discretion. Dealer will use available NRS product information, conduct once-daily updates to online inventory, and remove all out of stock items from Website if not re-stocked within fourteen (14) days.

(3) Order Process: At the time of the customer's purchase, Dealer must advise the customer of the availability and anticipated ship date of the products ordered by the customer. Dealer's Website must contain a checkout process that provides a clear statement of all charges including shipping and taxes and an order confirmation number provided upon the submission of a completed order that, at a minimum, allows the customer to track purchased products through Dealer's customer service department. Dealer will use reasonable efforts to ship all NRS products to the customer within a reasonable amount of time from the placement of an order at the quoted shipping cost, and will state the anticipated shipping date for any products for sale on its website that would not be available for shipping. Dealer will use reasonable efforts to provide information regarding the expected arrival of any backordered items. The customer must have the option to cancel the order upon notification of the item being on backorder. Dealer must have in place a product returns policy and credit system that is adequate for customers to return merchandise to the Dealer and receive credit for items purchased through the Online Dealer's Website. All freight and applicable sales taxes will be the responsibility of Dealer. Dealer will also be responsible for credit card fees, and will implement the appropriate policy to ensure security and confidentiality.

(4) Customer Service: Dealer must provide a customer service telephone number operating a minimum of five (5) days a week and within normal business hours. Dealer will maintain a staff of customer service representatives with reasonable NRS product knowledge. Dealer will provide fast and accurate responses to customer inquiries via phone or e-mail within two business days of receipt. NRS reserves the right to randomly monitor customer satisfaction.

(5) Technology Standards: Dealer Website(s) must have a secure transaction form using encrypted-data streams or secure encryption technology and maintain a standard of transaction security. Website must maintain acceptable page loading speeds and be compatible with commonly used web browsers.

4. **Duration/Termination:** This Addendum will remain in full force and effect as long as the Dealer Agreement remains in full force and effect, except that this Addendum may, independently of the Dealer Agreement, be terminated upon thirty (30) days written notice by either party. Upon termination, Dealer agrees to discontinue the sale of NRS products on its website(s) when existing inventory has been sold, remove NRS' hyperlink from its website(s), and cease and desist from any further reference to NRS or its products on any of the Dealer's website(s).

5. **Trademarks:** Subject to the terms and conditions of this Addendum, NRS hereby grants to Dealer a limited non-exclusive, royalty-free, world-wide right and license (without the right to sublicense) to use NRS's trademarks,

trade names, logos and other product designations (collectively, the "Marks") for the purpose of creating content directories or indexes and for marketing and promoting NRS products on the Dealer's Website. Unless agreed by NRS in writing, Dealer has no right to otherwise use the Marks in any of Dealer's advertising, publicity or promotion, or express or imply any endorsement by NRS of Dealer's services. Specifically, and without limitation, Dealer must use reasonable efforts to prohibit affiliates from uploading any NRS product information or utilizing the Marks in any manner whatsoever.

(a) Registered URL: Dealers may not register any URL, or derivative thereof, using the NRS registered trademarks, including but not limited to nrs.com, nrsweb.com, nrsonline.com, nrsgear.com, or any NRS product or brand names. If a Dealer is found to own this type of URL, they will be required to turn over domain ownership to NRS and will be responsible for all related costs.

(b) Cessation of Marks. Upon termination of the Dealer Agreement for any reason, Dealer shall immediately discontinue and abandon the use of the Marks and shall cease to advertise or represent itself as an authorized NRS internet Dealer once existing inventory has been sold.

6. **Independent Entities.** Nothing contained herein shall affect, modify or change the fact that NRS and Dealer are separate legal entities and are not representatives or agents of each other. This Addendum does not create a joint venture, partnership and/or agency relationship. NRS shall bear no responsibility, directly or indirectly, for Dealer's Website or for any transactions made through Dealer's Website.

7. **Governing Law; Arbitration:** This Addendum will be governed, interpreted and enforced in accordance with the laws of the State of Idaho and venue of any action brought to interpret or enforce any provisions of this Addendum shall be in the District Court of Latah County, Idaho.

NRS, Inc.	Dealer
Signature / Date	Signature: [signature] / Date: 1/3/11
Name, Title	Name, Title: President, CEO